DISTRIBUTION REINVESTMENT AND CASH PURCHASE PLAN OF
ROYCE GLOBAL TRUST, INC.

Royce Global Trust, Inc., a Maryland corporation (the "Fund"), hereby adopts the following plan (the "Plan") with respect to net investment income dividends and capital gains distributions declared by its Board of Directors on shares of its Common Stock and to voluntary cash purchases of shares of its Common Stock:

III. Unless a stockholder specifically elects to receive cash as set forth below, all net investment income dividends and all capital gains distributions hereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Fund.

       1. Such net investment income dividends and capital gains distributions shall be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

       2. Unless a stockholder specifically elects otherwise, such stockholder will receive all net investment income dividends and/or capital gains distributions in full and fractional shares of the Fund's Common Stock, and no action shall be required on such stockholder's part to receive a distribution in stock.

       3.     The number of shares to be issued to a
stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by the value per share of the Fund's Common Stock at the close of regular trading on the New York Stock Exchange on the valuation date fixed by the Board of Directors for such distribution. Value per share on that date shall be the last reported sale price for such shares on the Exchange.

       4. A stockholder may, however, elect to receive his or its net investment income dividends and capital gains distributions in cash. To exercise this option, such stockholder shall notify State Street Bank and Trust Company ("State Street"), the Plan Agent and the Fund's custodian, transfer agent and registrar, in writing so that such notice is received by State Street no later than 10 days prior to the record date fixed by the Board of Directors for the net investment income dividend and/or capital gains distribution involved.

       5. State Street will set up an account for shares acquired pursuant to the Plan for each stockholder who has not so elected to receive dividends and distributions in cash ("Participant"). State Street may hold each Participant's shares, together with the shares of other Participants, in non-certificated form in State Street's name or that of its nominee. Upon request by a Participant, received in writing no later than 10 days prior to the record date, State Street will, instead of crediting shares to and/or carrying shares in a Participant's account, issue, without charge to the Participant, a certificate registered in the Participant's name for the number of whole shares payable to the Participant and a check for any fractional share.

        6.     A Participant has the option of sending
additional funds to State Street, in any amount of at least $100, for the purchase in the open market of shares of the Fund's
Common Stock for his or its account. Such voluntary payments will be so invested by State Street on or about the 15th of each month, and in no event more than 30 days after such date, except where necessary to comply with provisions of Federal securities law. Funds received less than 5 business days prior to an investment date will be held by State Street until the next investment date. A Participant may withdraw his entire voluntary cash payment by written notice received by State Street not less than 48 hours before such payment is to be invested.

        7. Investments of voluntary cash payments may be made by State Street on any securities exchange where shares of the Fund's Common Stock are traded, in the over-the-counter market or in negotiated transactions and may be on such terms as to price, delivery and otherwise as State Street shall determine. Participant funds held by State Street uninvested will not bear interest, and State Street shall have no liability in connection with any inability to purchase shares within 45 days after receipt of funds or with the timing of any purchases effected. State Street shall have no responsibility as to the value of the shares of the Fund's Common Stock acquired for any Participant's account and may commingle funds of Participants for the purpose of cash investments. The average price (including brokerage commissions) per share of all shares purchased by State Street shall be the price per share allocable to the Participant in connection with the cash investment.

       8. State Street will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Fund, no certificates for a fractional share will be issued. However, dividends and distributions on fractional shares will be credited to each Participant's account. In the event of termination of a Participant's account under the Plan, State Street will adjust for any such undivided fractional interest in cash at the market value of the Fund's shares at the time of termination.

       9. A Participant may deposit certificates for shares of Common Stock of the Fund with State Street for safekeeping. The deposited shares will be credited to the Participant's account and will be treated in all respects in the same manner as shares issued to or purchased for the Participant's account. All certificates should be sent with written instructions to deposit the certificates in the Participant's Plan account. They need not be endorsed and should be sent by registered or certified mail, return receipt requested, to:

   State Street Bank and Trust Company
   c/o Royce Global Trust, Inc.
   P.O. Box 8200
   Boston, MA 02110

      10. State Street will forward to each Participant any Fund-related proxy solicitation materials and each Fund report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Fund.

      11. In the event that the Fund makes available to its Common Stockholders rights to purchase additional shares or other securities, the shares held by State Street for each Participant under the Plan will be added to any other shares held by the Participant in certificated form in calculating the number of rights to be issued to the Participant.

      12.    State Street's service fee, if any, for
administering the Plan, will be paid for by the Fund.
Participants will be charged a $0.75 service fee for each voluntary cash investment and their pro rata share of brokerage commissions on all open market purchases.

      13. Each Participant may terminate his or its account under the Plan by so notifying State Street in writing. Such termination will be effective immediately if the Participant's notice is received by State Street not less than 10 days prior to any dividend or distribution record date; otherwise, such termination will be effective only with respect to any subsequent dividend or distribution. The Plan may be terminated by the Fund or by State Street upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any dividend or distribution by the Fund. Upon any termination, State Street will cause a certificate or certificates to be issued for the full shares held for each Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his or its written notice to State Street in advance of termination to have State Street sell part or all of his or its shares and remit the proceeds to the Participant, State Street is authorized to deduct a $2.50 transaction fee plus brokerage commission from the proceeds.

       14. These terms and conditions may be amended or supplemented by State Street or the Fund at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof. The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, State Street receives written notice of the termination of his or its account under the Plan. Any such amendment may include an appointment by State Street in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by State Street under these terms and conditions. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Fund will be authorized to pay to such successor agent, for each Participant's account, all dividends and distributions payable on shares of the Fund held in the Participant's name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

       15. State Street will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by State Street's negligence, bad faith or willful misconduct or that of its employees or agents.

       16.    These terms and conditions shall be
governed by the laws of the State of New York.

November, 1996

reinvest.dos